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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Owners
Beijing Sihitech Technology Co., Ltd.

        We consent to the use of our report dated March 6, 2006, with respect to the consolidated balance sheets of Beijing Sihitech Technology Co., Ltd. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, owners' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG Huazhen

Beijing, the People's Republic of China
March 25, 2006

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Consent of Independent Registered Public Accounting Firm